Exhibit 10.32

CONVERSION AND MUTUAL RELEASE AGREEMENT

This CONVERSION AND MUTUAL RELEASE AGREEMENT (this “Agreement"), dated 26 September 2024 (the "Effective Date"), is made and entered into by and between SCANTECH IDENTIFICATION BEAM SYSTEMS LLC, a Delaware limited liability company (“ScanTech"), DOLAN P. FALCONER, an individual ("Falconer"), and SCANTECH AI SYSTEMS INC., a Delaware corporation (together with his successors, "Pubco"). ScanTech, Falconer, and Pubco are collectively referred to as the "Parties."

WHEREAS, Falconer is the Chief Executive Officer of ScanTech and has accrued deferred compensation and expense reimbursements in the course of his employment;

WHEREAS, Falconer is the Chief Executive Officer of Pubco;

WHEREAS, as at the date of this Agreement, the total amount of deferred compensation owed to Falconer is One Million One Hundred Eighty-Nine Thousand Seven Hundred Sixteen United States Dollars ($1,189,716) (the "Deferred Compensation”);

WHEREAS, as at the date of this Agreement, the total amount of accrued and unpaid paid time off (“PTO”) owed to Falconer is Two Hundred Seventy Thousand Seven Hundred Forty-Seven United States Dollars ($270,747) (the “Accrued PTO");

WHEREAS, MARS ACQUISITION CORP., a Cayman Islands exempted company (together with its successors and certain of its subsidiaries, the “Purchaser”), ScanTech, and Pubco are parties to that certain Business Combination Agreement dated 05 September 2023, as amended (collectively with any amendments, the “Business Combination Agreement”), pursuant to which the parties agreed, at the Closing thereunder, to effect a business combination transaction pursuant to which, among other things, ScanTech shall merge with certain other entities and become a subsidiary of Pubco, and ScanTech shall continue in business as the operating company under Pubco, shares of which are expected to be listed on the NASDAQ Stock Market (“NASDAQ”) under ticker symbol STAI upon the Closing of the Company Merger.

WHEREAS, in light of the pending Company Merger, outstanding indebtedness in connection with the Deferred Compensation and Accrued PTO does now and is expected to continue to adversely affect ScanTech's ability to raise additional capital and protect a stable valuation and stock price;

WHEREAS, the Parties have agreed that it would be to their mutual benefit that Falconer shall convert all of his Deferred Compensation into a fixed number of shares of the common stock of Pubco (the “Pubco Common Stock”), as set forth herein;

WHEREAS, the Parties have agreed that it would be to their mutual benefit that Pubco shall pay all of the Accrued PTO in cash at the Closing of the Company Merger, as set forth herein;

WHEREAS, as inducement for Falconer to convert the Deferred Compensation into Pubco Common Stock at the Closing and enter into that certain lock-up agreement executed by Pubco and certain Significant Company Holders (as defined therein) on 05 September 2023 (the “Lock-Up Agreement”), which limits his ability to immediately resell said shares, and taking into consideration the value of the Deferred Compensation and conservative projections for the Pubco Common Stock price envelope relative to the value of the Deferred Compensation during the anticipated resale period, ScanTech is willing offer Falconer a flexible number of membership units of ScanTech which shall be convertible into a fixed number of shares of Pubco Common Stock based on the Conversion Ratio set forth in the Business Combination Agreement at the Closing of the Company Merger as provided for therein; and

WHEREAS, Falconer desires to convert the Deferred Compensation into such number of membership units of ScanTech which shall be convertible into the agreed fixed number of shares of Pubco Common Stock, subject to consummation of the Company Merger and the issuance of said shares, which shares shall be [registered] and subject to the terms and conditions of the Lock-Up Agreement as at the date of transfer;

NOW, THEREFORE, in consideration of the promises and of the mutual representations, warranties, covenants, and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. CONVERSION OF DEFERRED COMPENSATION & PAYMENT OF ACCRUED PTO

1.1.   Conversion and Payment.

(a)	Conversion of Deferred Compensation. Falconer hereby agrees to convert the Deferred Compensation into the number of membership units of ScanTech required to convert at the Conversion Ratio (as defined in the Business Combination Agreement and as may be adjusted or amended from time to time prior to the Closing) into 275,751 shares of Pubco Common Stock, the issue of which shares shall be subject to, the Closing of the Company Merger (the "Deferred Compensation Conversion”).

(b)	Payment of Accrued PTO. ScanTech agrees to pay Falconer the cash value of the Accrued PTO via wire transfer in the amount of Two Hundred Seventy Thousand Seven Hundred Forty-Seven United States Dollars ($270,747) to an account designated by Falconer in writing, which wire transfer shall be dated for value on or before the date which is three (3) business days following the Closing of the Company Merger.

(c)	Closing. Following delivery of this executed Agreement and concurrent with or immediately following the Closing of the Company Merger, ScanTech shall cause the cancellation of the Deferred Compensation and the Accrued PTO to be reflected in the books and records of ScanTech and/or Pubco as its successor, and Pubco shall cause its designated transfer agent to deliver to Falconer (upon such time as transfer agent releases shares to all Significant Company Holders), at the brokerage account(s) specified in writing by Falconer or his nominee(s), the 275,751 shares of Pubco Common Stock.

(d)	Compliance with Lock-Up Agreement. Falconer agrees that all transactions involving the Pubco Common Stock issued pursuant to this Agreement shall be governed by the terms and conditions set forth in the Lock-Up Agreement as a condition of the issuance thereof. Falconer further agrees to strictly adhere to the restrictions on sales, transfers, and other dispositions of the Pubco Common Stock as outlined in the Lock-Up Agreement.

2. REPRESENTATIONS & WARRANTIES

2.1    Representations and Warranties of Falconer. Falconer hereby represents and warrants to ScanTech and Pubco as follows:

(a)	Capacity and Authority. Falconer has the legal capacity and authority to enter into and perform his obligations under this Agreement. This Agreement has been duly executed and delivered by Falconer and constitutes the valid and binding obligation of Falconer, enforceable against him in accordance with his terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)	Deferred Compensation and Cash Compensation. As of the date hereof, the Deferred Compensation and Cash Compensation as described herein represent all amounts owed to Falconer by ScanTech in connection with his employment and any other pending transaction or agreement between the parties.[1]

(c)	Investment Representations. In connection with his acquisition of the Pubco Common Stock, Falconer makes the following representations:

(i)	Investment for Own Account. Falconer is acquiring the Pubco Common Stock for his own account, not as nominee or agent, and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Falconer has no present intention of selling, granting any participation in, or otherwise distributing his shares of Pubco Common Stock in a manner that would constitute a violation of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission (“SEC”) or the NASDAQ Stock Market (“NASDAQ”). Falconer does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation in any of his shares of Pubco Common Stock to such person or to any third person, except as may be permitted under the Securities Act, SEC rules, and NASDAQ regulations together with the terms and conditions of this Agreement and the Lock-Up Agreement.

(ii)	Non-Reliance on PubCo and ScanTech. Falconer has, independently and without reliance upon Pubco or ScanTech, and based on such documents and information as it has deemed appropriate, made his own appraisal of, and investigation into, the business, operations, property, financial, and other condition and creditworthiness of Pubco and made his own decision to acquire the Pubco Common Stock hereunder and enter into this Agreement.

1 Dolan Falconer to confirm.

(iii)	Falconer Status. At the time Falconer was offered the shares of Pubco Common Stock contemplated herein and as of the date hereof, Falconer was and is an “accredited investor” as defined in Rule 501(a) under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Falconer is not a registered broker-dealer registered under Section 15(a) of the Exchange Act, or a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), or an entity engaged in the business of being a broker-dealer. Falconer is not affiliated with any broker-dealer registered under Section 15(a) of the Exchange Act, or a member of FINRA, or an entity engaged in the business of being a broker-dealer.

(iv)	Position and Knowledge. Falconer is the Chief Executive Officer of ScanTech and has intimate knowledge of ScanTech's business, operations, and financial condition. Falconer acknowledges that he has had the opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement and the Business Combination Agreement, and has had full access to such other information concerning ScanTech and Pubco as he has requested or deemed necessary to make an informed decision to enter into this Agreement.

(v)	Resale Limitations. Falconer acknowledges that the shares of Pubco Common Stock being acquired pursuant to this Agreement are subject to the terms of the Lock-Up Agreement, which imposes certain restrictions on the sale, transfer, and other dispositions of such shares. Accordingly, Falconer agrees as a condition of the Deferred Compensation Conversion to comply fully with all restrictions set forth in Section 1 of the Lock-Up Agreement, which are incorporated herein and made a part hereof by reference. Falconer further agrees that it will not request or take any action to remove any electronic or other restrictions on the resale of such shares until the conditions set forth in the Lock-Up Agreement, applicable securities laws, and NASDAQ regulations have been fully satisfied. Specifically, Falconer shall not engage in any transaction that would violate these restrictions, and it shall promptly notify Pubco if it becomes aware of any attempted or actual transfer in breach of the Lock-Up Agreement or applicable laws. Falconer also acknowledges and agrees that any removal of restrictions, including, without limitation, any request for the transfer agent to lift electronic trading restrictions, shall be subject to the prior written consent of Pubco and his legal counsel, which approval shall not be unreasonably withheld, provided that all relevant conditions and legal requirements have been met.

(vi)	No Investment, Tax, or Legal Advice. Falconer understands that nothing in the SEC Documents, this Agreement, or any other materials presented to Falconer in connection with the acquisition and sale of the Pubco Common Stock constitutes legal, tax, or investment advice. Falconer has consulted such legal, tax and investment advisors as it, in his sole discretion, has deemed necessary or appropriate in connection with his acquisition of the Pubco Common Stock.

(vii)	Disclosure of Information. Falconer has received all the information it considers necessary or appropriate for deciding whether to acquire the Pubco Common Stock. Falconer is solely responsible for conducting his own due diligence investigation of ScanTech, Purchaser, and Pubco, together with the proposed Company Merger.

(viii)	Additional Acknowledgement. Falconer acknowledges that it has independently evaluated the merits of the transactions contemplated by this Agreement, that it has independently determined to enter into the transactions contemplated hereby, that it is not relying on any advice from, or evaluation by, any other person and that it has made an independent decision that participation in the Deferred Compensation Conversion is in his own best interest, notwithstanding the attendant risks and variables. Falconer acknowledges that, if it is a client of an investment advisor registered with the SEC, Falconer has relied on such investment advisor in making his decision to acquire shares of Pubco Common Stock pursuant hereto.

(ix)	No Short Position. Falconer acknowledges and agrees that it will not at any time directly or indirectly engage in any short sale of the Pubco Common Stock or any other type of hedging transaction involving the Pubco Common Stock (including, without limitation, depositing shares of Pubco Common Stock with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling the Pubco Common Stock). To enforce compliance with the prohibition on short selling and hedging transactions, Pubco may, at his election, monitor the trading activity of Pubco Common Stock held by Falconer. Any detected breach shall result in immediate suspension of any further transfers or sales by Falconer. Pubco may also demand disgorgement of any profits realized from such prohibited activities, subject to the damages cap in Section 1.6(c).

(x)	Compliance with SEC Regulations. Falconer will fully comply with all applicable SEC rules and regulations in connection with this Agreement and the transactions contemplated herein, including, without limitation, Rule 144 governing his conduct as an Affiliate as defined therein. Falconer agrees to cooperate fully with any inquiries, investigations, or requests for information from the SEC or other regulatory authorities regarding this Agreement, the Deferred Compensation Conversion, or any related matters.

2.2    Representations and Warranties of ScanTech and Pubco. ScanTech and Pubco hereby represent and warrant to Falconer as follows:

(a)	Organization, Authority. ScanTech and Pubco are each an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership or other power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The issuance of Pubco Common Stock to Falconer contemplated hereunder has been duly authorized by all necessary corporate, partnership, or other action on the part of ScanTech and Pubco. This Agreement has been duly executed and delivered by ScanTech and constitutes the valid and binding obligation of ScanTech, enforceable against it and Pubco as its designated successor, in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, (iii) insofar as indemnification and contribution provisions may be limited by applicable law, and (iv) insofar as said obligations shall be subject only to closing of the Company Merger as set forth herein and in the Business Combination Agreement.

(b)	Successors. ScanTech’s liabilities, duties, and obligations shall continue to be binding upon ScanTech (as a wholly-owned subsidiary of Pubco) immediately after the Closing. ScanTech shall cause Pubco to issue the shares of Pubco Common Stock to Falconer as expressly contemplated in this Agreement, and to otherwise comply with the material terms of this Agreement as a condition of the Company Merger or other agreements to which it and Pubco may from time to time become parties.

(c)	Approval by Board of Directors. The board of directors of ScanTech has reviewed, approved, and ratified this Agreement and the transactions contemplated herein, including the Deferred Compensation Conversion and the fairness thereof. Such approvals were granted after careful consideration of the terms of this Agreement within the scope and context of the value of the Deferred Compensation and Accrued PTO relative to other indebtedness of ScanTech, the past-due status of the Deferred Compensation and Accrued PTO, and conservative projections for the Pubco Common Stock price envelope relative to the value of the Deferred Compensation and Accrued PTO during the anticipated resale period relative to the payoff amount for the same, among other valuation considerations.

(d)	Compliance with SEC Regulations. Each of ScanTech and Pubco will fully comply with all applicable SEC rules and regulations in connection with this Agreement and the transactions contemplated herein.

3. RELEASE & INDEMNIFICATION.

3.1.  General Release by Falconer. In consideration of the conversion of the Deferred Compensation into the Pubco Common Stock and payment in cash of the Accrued PTO, Falconer hereby releases and forever discharges each of ScanTech, Purchaser, and Pubco and their respective assigns, partners, shareholders, subsidiaries, related entities, predecessors, successors, officers, directors, trustees, managers, agents, employees, advisors, and affiliates (including, without limitation, any shareholder in or current or prior lender to ScanTech), from any and all claims, suits, demands, actions, causes of action, obligations, liabilities, expenses, costs, attorneys’ fees, liens of any kind or nature, and losses or damages whatsoever of any kind which in any way relate to or arise out of the Deferred Compensation and/or Accrued PTO and/or in connection with its past employment with ScanTech.

3.2   General Release by ScanTech. In consideration of Falconer’s agreement to the conversion of the Deferred Compensation into the Pubco Common Stock and payment in cash of the Accrued PTO, ScanTech hereby releases and forever discharges Falconer and its respective assigns, partners, shareholders, subsidiaries, related entities, predecessors, successors, officers, directors, trustees, managers, agents, employees, advisors, and affiliates, from any and all claims, suits, demands, actions, causes of action, obligations, liabilities, expenses, costs, attorneys’ fees, liens of any kind or nature, and losses or damages whatsoever of any kind which in any way relate to or arise out of the Deferred Compensation and/or Accrued PTO and/or in connection with Falconer’s past employment with ScanTech.

3.3    Indemnification by Falconer. Falconer agrees to indemnify and hold ScanTech, Pubco, and any person, if any, who controls ScanTech and/or Pubco, within the meaning of Section 15 of the Securities Act, and ScanTech’s and Pubco’s officers, general partners, managers, partners, directors, agents, attorneys, and affiliates harmless from and against all damages, losses, costs and expenses, including reasonable attorneys’ fees and expenses reasonably incurred in the investigation or preparation in defense of any litigation commenced or threatened or any claim whatsoever, which they may incur by reason of the failure by Falconer to comply with the terms and conditions of this Agreement, or by reason of any misrepresentation or breach of any warranty or covenant made by Falconer herein, or in any document provided by Falconer to ScanTech in connection with the Deferred Compensation Conversion. Falconer further agrees that the provisions of this Section 3 will survive (a) the sale, transfer or any attempted sale or transfer of all or a portion of the shares of Pubco Common Stock transferred to Falconer in connection herewith and (b) the death of Falconer.

3.4    Indemnification by ScanTech and Pubco.

(a)	Indemnification by ScanTech. ScanTech agrees to indemnify and hold Falconer, his heirs, executors, administrators, and personal representatives harmless from and against all damages, losses, costs and expenses, including reasonable attorneys' fees and expenses reasonably incurred in the investigation or preparation in defense of any litigation commenced or threatened or any claim whatsoever, which they may incur by reason of: (i) the failure by ScanTech to comply with the terms and conditions of this Agreement; (ii) any misrepresentation or breach of any warranty or covenant made by ScanTech herein; (iii) any document provided by ScanTech to Falconer in connection with the conversion of the Deferred Compensation; or (iv) any tax liabilities, assessments, levies, penalties, interest, and other costs or expenses arising out of or related to any accrued tax liabilities of ScanTech, including but not limited to any payroll tax obligations, whether such liabilities arose before or after the Effective Date of this Agreement.

(b)	Indemnification by Pubco. Pubco agrees to indemnify and hold Falconer, his heirs, executors, administrators, and personal representatives harmless from and against all damages, losses, costs and expenses, including reasonable attorneys' fees and expenses reasonably incurred in the investigation or preparation in defense of any litigation commenced or threatened or any claim whatsoever, which they may incur by reason of: (i) the failure by Pubco to comply with the terms and conditions of this Agreement; (ii) any misrepresentation or breach of any warranty or covenant made by Pubco herein; (iii) any document provided by Pubco to Falconer in connection with the conversion of the Deferred Compensation; or (iv) any tax liabilities, assessments, levies, penalties, interest, and other costs or expenses arising out of or related to the issuance of Pubco Common Stock to Falconer pursuant to this Agreement.

(c)	Joint and Several Liability. ScanTech and Pubco shall be jointly and severally liable for the indemnification obligations set forth in this Section 3.5. In the event Falconer becomes aware of any claim or potential liability covered by this indemnification, he shall promptly notify ScanTech and Pubco in writing. ScanTech and Pubco shall have the right to assume the defense of any such claim with counsel of their choice, provided that Falconer shall have the right to participate in such defense with counsel of his own choosing at his own expense. Neither ScanTech nor Pubco shall settle any such claim without Falconer's prior written consent, which shall not be unreasonably withheld. The indemnification obligations set forth in this Section 3.5 shall survive the Closing and continue indefinitely. The indemnification provided in this Section 3.5 shall not be deemed exclusive of any other rights to which Falconer may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to Falconer even if he has ceased to be an officer, director, or employee of ScanTech or Pubco.

(d)	Survival. The indemnification obligations set forth in this Section 3.5 shall survive the Closing and continue indefinitely.

4. TERMINATION & UNWINDING; DEFAULT

4.1   Termination and Unwinding in the Event of Default or Failure to Close the Transaction and List the Pubco Common Stock on NASDAQ. In the event and to the extent that the Closing of the Company Merger and listing of the Pubco Common Stock on NASDAQ (or any equivalent exchange) does not occur on or before 31 December 2024 (the “Closing Period”) for any reason whatsoever and/or upon the occurrence of any Event of Default (as set forth below), this Agreement shall automatically terminate and the parties shall take all necessary actions to unwind the obligations and material effect hereof. In the event that this Agreement is terminated pursuant to this Section 4.1, each Party shall take the following actions to unwind their obligations and restore the Parties to their respective positions as they were prior to the execution of this Agreement:

(a)	Return of Consideration. Any shares of Pubco Common Stock, payments, or other consideration (but excluding any payments of cash to Falconer) exchanged between the Parties in anticipation of the Closing shall be promptly returned to the respective Party that provided such consideration. Specifically: (i) Falconer shall return all shares of Pubco Common Stock issued under this Agreement to Pubco or itsdesignated transfer agent, if any. Such shares shall be returned free and clear of all encumbrances, and Pubco shall cancel the shares upon receipt; and (ii) Any payments or funds transferred in connection with this Agreement shall be refunded to the Party that made the payment.

(b)	Termination of Obligations. Any and all obligations of the Parties under this Agreement, including those relating to the Deferred Compensation Conversion, issuance of shares, and mutual releases, shall be deemed null and void as of the termination date. Each Party shall be released from any further performance obligations under this Agreement, except for those that expressly survive termination.

(c)	Return of Confidential Information. Each Party shall take all commercially reasonable steps to return or destroy any confidential information or proprietary materials received from the other Party in connection with this Agreement. A written certification of destruction shall be provided upon request.

(d)	Execution of Documents. The Parties shall cooperate in good faith to execute any documents or take any actions necessary to effectuate the unwinding of the Agreement. This may include, but is not limited to, executing mutual releases, termination agreements, and any other documentation required by law or regulation to restore the Parties to their pre-Agreement positions.

(e)	Discharge of Liens or Encumbrances. If any shares or assets exchanged under this Agreement are subject to liens, encumbrances, or other restrictions, the Party responsible for the creation of such liens or encumbrances shall be responsible for ensuring their removal prior to the return of such shares or assets.

(f)	Notice of Potential Unwinding. If it becomes apparent that the Transaction is unlikely to or will not close within the Closing Period, the parties hereby agree to discuss in good faith any possible extensions or amendments to this Agreement in the discretion of Falconer, approval of which shall not be unreasonably withheld.

(g)	Timeline for Unwinding. All actions required under this Section shall be completed within thirty (30) calendar days following the termination of this Agreement, unless otherwise agreed by the Parties in writing.

(h)	Costs and Expenses. Each Party shall bear its own costs and expenses incurred in connection with the unwinding of this Agreement, unless otherwise provided herein or agreed in writing by the Parties.

4.2    Events of Default. Any of the following shall constitute an “Event of Default”:

(a)	Failure to Issue and Transfer Pubco Common Stock. If ScanTech or Pubco fails to promptly issue, record, and transfer 275,751 shares of Pubco Common Stock to Falconer or his designated nominee(s) at the brokerage account coordinates designated in the DRS Statement, which shares shall be freely trading on NASDAQ (or any equivalent exchange) at or immediately following such transfer;

(b)	Breach of Representation or Warranty. (i) Any representation or warranty made by any party in this Agreement or the Lock-Up Agreement shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on the date hereof or as of the date made or deemed made and (ii) the other party has provided prompt written notice (upon discovery) to the party making such representation or warranty to declare an Event of Default due to such inaccuracy;

(c)	Specific Defaults. (i) Any party fails to perform or observe any term, covenant, or agreement contained in this Agreement or the Lock-Up Agreement in any material respect and (ii) the other party has provided prompt written notice (upon discovery) to such breaching party to declare an Event of Default due to such failure (provided, that, with respect to any term, covenant or agreement not referenced in Section 4.2(a), the breaching party shall have the opportunity to cure such breach in the thirty (30) day period beginning upon the receipt of such notice unless otherwise expressly specified in either document);

(d)	Insolvency; Voluntary Proceedings. Prior to the transfer of the Pubco Common Stock to Falconer or his nominee(s) and for a period of one hundred eighty (180) days thereafter, any of ScanTech or Pubco or any successor of either party commences any Insolvency Proceeding with respect to itself (“Insolvency Proceeding”) shall mean any proceeding under Title 11 of the United States Code (11 U.S.C. Sec. 101 et seq.) or any other insolvency, liquidation, or other similar proceeding);

(e)	Involuntary Proceedings. Prior to the transfer of the Pubco Common Stock to Falconer or his nominee(s) and for a period of one hundred eighty (180) days thereafter, (i) any involuntary Insolvency Proceeding is commenced or filed against either ScanTech or Pubco or any successor to either party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such party’s assets or property, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within ninety (90) days after commencement, filing or levy or (ii) either ScanTech or Pubco or any successor of either party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar party for itself or a substantial portion of its assets or property or business.

(f)	De-Listing. Prior to the transfer of the Pubco Common Stock to Falconer or its nominee(s) and for a period of one hundred eighty (180) days thereafter, the Pubco Common Stock is delisted from NASDAQ (or an equivalent exchange) following the Closing of the Company Merger.

(g)	Remedies. In the event of a breach of this Agreement or the Lock-Up Agreement by Falconer, the remedies available under this Agreement shall include, but are not limited to, specific performance, injunctive relief, and any other remedies available at law or equity. ScanTech, Pubco, and each of their affiliates shall have the right to enforce the terms of the Lock-Up Agreement through any court of competent jurisdiction, without the necessity of posting a bond or other security.

5. MISCELLANEOUS

5.1.  Governing Law. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any U.S. state or federal court located in the State of Delaware (or in any appellate court thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

5.2.  Survival. The representations, warranties, covenants, and agreements made herein shall survive the Closing and continue in full force and effect as follows:

(a)	Representations and Warranties. The representations and warranties of the Parties set forth in Sections 2.1 and 2.2 shall survive the Closing for a period of eighteen (18) months following the Closing Date, except for representations and warranties relating to (i) fraud or willful misconduct, or (ii) the authority, power, and capacity to enter into this Agreement, which shall survive indefinitely.

(b)	Indemnification. The indemnification obligations of the Parties under Section 3.3 (Indemnification by Falconer) and Section 3.4 (Indemnification by ScanTech) shall survive the Closing and continue indefinitely following the Closing Date.

(c)	Lock-Up Agreement Compliance. The obligations related to the Lock-Up Agreement, as set forth in Section 1.6, shall survive for the duration of the Lock-Up Agreement and any subsequent amendments thereto.

(d)	Governing Law, Jurisdiction, and Miscellaneous Provisions. The provisions of Article 5 shall survive indefinitely following the Closing or termination of this Agreement unless otherwise expressly stated herein.

(e)	Confidentiality. The obligations of confidentiality set forth in Section 5.11 shall survive the termination or expiration of this Agreement for a period of five (5) years from the date of such termination or expiration.

(f)	Other Provisions. Any other provisions of this Agreement that by their nature are intended to survive the Closing or termination of this Agreement shall survive the Closing and continue in full force and effect in accordance with their terms.

5.3   Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto.

5.4    Entire Agreement; Amendment. This Agreement together with the Lock-Up Agreement constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof. This Agreement may only be amended or waived by a writing signed by all parties to this Agreement.

5.5    Notices. All notices, statements, instructions or other documents required to be given hereunder shall be in writing and shall be given either personally or by mailing the same in a sealed envelope, first-class mail, postage prepaid and either certified or registered, return receipt requested, with a copy by electronic mail, and shall be addressed to ScanTech (or, following the Closing, to Pubco) at its principal offices and to Falconer at the address appearing on his then-current IRS Form W-2 unless subsequently updated in writing by Falconer.

5.6    Waiver. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or noncompliance with this Agreement shall be held to be a waiver of any other or subsequent breach or noncompliance.

5.7   Expenses. Each of ScanTech and Falconer shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

5.8    Construction; Terms. This Agreement has been entered into freely by each of the Parties, following consultation with their respective counsel, and shall be interpreted fairly in accordance with its respective terms, without any construction in favor of or against either party.

5.9    Counterparts. This Agreement may be executed in one or more counterparts and when executed, the facsimile copies of said counterpart shall constitute a single valid agreement. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.10  Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

5.11  Confidentiality. For the purposes of this Agreement, “Confidential Information” means any non-public, proprietary, or confidential information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, whether disclosed orally, in writing, or through any other medium. Confidential Information includes, without limitation, trade secrets, financial information, business strategies, product plans, customer information, and any other information that is marked or otherwise identified as confidential or that should reasonably be understood to be confidential given the nature of the information and the circumstances of disclosure. The Receiving Party shall: (i) use the Confidential Information solely for the purpose of performing its obligations under this Agreement and for no other purpose; (ii) keep the Confidential Information confidential and not disclose it to any third party without the prior written consent of the Disclosing Party, except to the Receiving Party’s employees, agents, or professional advisors who need to know the information to perform the Receiving Party’s obligations under this Agreement and who are bound by confidentiality obligations no less restrictive than those in this Agreement; and (iii) take all reasonable measures to protect the confidentiality of the Confidential Information, at least as protective as those it uses for its own confidential information; provided, however, that the obligations of confidentiality in this Agreement shall not apply to any information that: (a) Is or becomes publicly available without breach of this Agreement by the Receiving Party; (b) is lawfully obtained by the Receiving Party from a third party without breach of any confidentiality obligation; (c) is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information; or (d) is required to be disclosed by law, regulation, or court order, provided that the Receiving Party gives the Disclosing Party prompt written notice of such requirement and cooperates with the Disclosing Party to seek a protective order or other appropriate remedy. Upon termination of this Agreement or at the Disclosing Party’s request, the Receiving Party shall promptly return or destroy all copies of the Confidential Information in its possession or control, and certify in writing that it has done so, except to the extent that the Receiving Party is required to retain such information by law or regulation.

5.12 Termination of Business Combination Agreement. Notwithstanding anything to the contrary contained herein, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect upon the earlier of (i) the termination of the Business Combination Agreement pursuant to its terms and (ii) the date on which none of Pubco, the Purchaser, or any holder of Restricted Securities (each as defined therein) has any rights or obligations thereunder.

5.13  Binding Effect; Assignment. This Agreement shall be binding upon each party hereto upon such party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing of the Company Merger as set forth in the Business Combination Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party hereto, except that (i) each of Pubco and ScanTech may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Falconer; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder, and (ii) for the avoidance of doubt, in connection with a transfer of any shares of Pubco Common Stock in accordance with the terms of this Agreement, any transferee to whom such Pubco Common Stock is transferred shall thenceforth be entitled to all the rights and be subject to all the obligations under this Agreement.

5.14  Public Communications. All public communications regarding this Agreement and the transactions contemplated herein, including, without limitation, press releases, investor presentations, and SEC filings, shall be coordinated and approved by Pubco’s board of directors and its legal counsel. No party shall make any public statement or disclosure relating to this Agreement without the prior written consent of Pubco, except as required by law.

[ THIS SPACE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE TO FOLLOW. ]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as at the Effective Date.

SCANTECH IDENTIFICATION BEAM SYSTEMS LLC

/s/ John Redmond
John Redmond
Chairman

SCANTECH AI SYSTEMS INC.

/s/ Karl Brenxa
Karl Brenza
Chairman

DOLAN P. FALCONER

/s/ Dolan Falconer
Dolan Falconer
Principal

[ Signature Page to Conversion & Mutual Release Agreement ]

2 Mr Falconer could technically execute this on behalf of both companies but for optics purposes and the avoidance of any appearance of conflicts of interest, another officer of each company should sign.